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Exhibit 4.7

FIRST AMENDMENT TO CREDIT AGREEMENT

        THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of May 31, 2002, by and between INTERNATIONAL HOUSE OF PANCAKES, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

        WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 28, 2002, as amended from time to time ("Credit Agreement").

        WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

        1.    Section 1.1    The definition of "Line of Credit Maturity Date" in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read:

    "Line of Credit Maturity Date" means May 31, 2005, or such later date as may then be in effect pursuant to Section 2.1(d).

        2.    Section 6.4.    Section 6.4 of the Credit Agreement is amended and restated in its entirety to read:

    "SECTION 6.4 CONSOLIDATED TANGIBLE NET WORTH. Permit Consolidated Tangible Net Worth at any time from and after December 31, 2001 to be less than the sum of $250,000,000 plus 50% of Consolidated Net Income on a cumulative basis from December 31, 2001, to and including any date of determination.

        3.    Section 6.13(a).    Section 6.13(a) of the Credit Agreement is amended and restated in its entirety to read:

    (a)    incur capital expenditures (net of all proceeds relating to sale/leaseback transactions) in excess of $90,000,000 during any fiscal year;

        4.    Except as specifically provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

        5.    Conditions Precedent.    The effectiveness of this Amendment shall be conditioned upon receipt by Bank of the following documents, each properly executed by a responsible official of each party thereto;

          (a)  An original counterpart of this Amendment executed by Borrower; and

          (b)  Such other documents as Bank may reasonably require in connection with this Amendment and the transactions described herein.

        6.    Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Default or Event of Default.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

INTERNATIONAL HOUSE OF PANCAKES, INC., a Delaware corporation	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	By:
Jan Macy-Buescher Vice President
Title:

2

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FIRST AMENDMENT TO CREDIT AGREEMENT